As filed with the Securities and Exchange Commission on November 21, 2003
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
ECHELON CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware		77-0203595
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
550 Meridian Avenue San Jose, California 95126
(Address of principal executive offices)

1997 Stock Plan 1998 Director Option Plan
(Full titles of the plans)

M. Kenneth Oshman Chairman of the Board and Chief Executive Officer ECHELON CORPORATION 550 Meridian Avenue San Jose, California 95126 (408) 938-5200
(Name, address and telephone number of agent for service)

Copy to:
John V. Roos, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value: Reserved for future issuance under the 1997 Stock Plan	1,986,277 shares	$11.905 (2)	$23,646,627.69	$1,913.01

Common Stock, $.01 par value: Reserved for future issuance under the 1998 Director Option Plan	100,000 shares	$11.905 (2)	$1,190,500.00	$96.31

Total:	2,086,277 shares		$24,837,127.69	$2,009.32
__________
(1)  Pursuant to Rule 429 of the Securities Act of 1933, as amended (the "Securities Act"), the prospectus delivered to participants under the Registrant’s 1997 Stock Plan (the "1997 Plan") and 1998 Director Option Plan (the "Director Plan") also relates to an aggregate of 13,660,468 shares previously registered under Form S-8 Registration Nos. 333-62045, 333-44198 and 333-88880.
(2)  Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Company’s Common Stock as reported on the Nasdaq National Market System on November 19, 2003, which was $11.905 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Echelon Corporation (the "Company" or "Registrant") hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

(c) The Company’s Current Report on Form 8-K filed on April 15, 2003.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company’s filing referred to in (a) above.

(e) The description of the Company’s Common Stock is contained in the Company’s registration statement on Form 8-A filed with the Commission on June 2, 1998 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the securities registered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California. Larry W. Sonsini, a member of WSGR and a member of the Board of Directors of the Company, owns 14,261 shares of the Company’s Common Stock. A partnership investment account of WSGR, in which Mr. Sonsini is a participant, owns 9,000 shares of the Company’s Common Stock. Mr. Sonsini holds options to purchase 50,000 shares of the Company’s Common Stock. Upon exercise of such options, 10% of the shares shall be issued to Mr. Sonsini and 90% of the shares shall be issued to the applicable partnership investment accounts of WSGR, in which Mr. Sonsini is a participant. In addition, an aggregate of 60,239 shares of the Company’s Common Stock have been distributed to certain current and former members or employees of WSGR.

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Item 6. Indemnification of Directors and Officers

The Company’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duly of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company’s Bylaws. These agreements, among other things, indemnify the Company’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

4.1*      1997 Stock Plan and form of stock option agreement for use thereunder.
4.2**    1998 Director Option Plan.
4.3**     Form of Stock Option Agreement for use under the 1998 Director Option Plan.
5.1         Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.
23.1       Consent of KPMG LLP, independent auditors.
23.2       Consent of Counsel (contained in Exhibit 5.1).
24.1       Power of Attorney (see Page II-5).
_________

*   Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-1 (File No. 333-55719) filed with the Commission on June 1, 1998.

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** Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-8 (File No. 333-44198) filed with the Commission on August 21, 2000.

Item 9. Undertakings

(a)  Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference .

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 14, 2003.

ECHELON CORPORATION

By:       /s/ M. Kenneth Oshman
M. Kenneth Oshman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Kenneth Oshman and Oliver R. Stanfield, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Kenneth Oshman (M. Kenneth Oshman)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 14, 2003

/s/ Oliver R. Stanfield (Oliver R. Stanfield)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2003

/s/Robert J. Finocchio, Jr. (Robert J. Finocchio, Jr.)	Director	November 14, 2003

/s/ Michael E. Lehman (Michael E. Lehman)	Director	November 14, 2003

/s/ Armas Clifford Markkula, Jr. (Armas Clifford Markkula, Jr.)	Director	November 14, 2003

/s/ Robert R. Maxfield (Robert R. Maxfield)	Director	November 14, 2003

/s/ Richard M. Moley (Richard M. Moley)	Director	November 14, 2003

/s/ Arthur Rock (Arthur Rock)	Director	November 14, 2003

/s/ Larry W. Sonsini (Larry W. Sonsini)	Director	November 14, 2003

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ECHELON CORPORATION
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit Number	Description

4.1*	1997 Stock Plan and form of stock option agreement for use thereunder.

4.2**	1998 Director Option Plan.

4.3**	Form of Stock Option Agreement for use under the 1998 Director Option Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

23.1	Consent of KPMG LLP , independent auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Page II-5).
________
* Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-1 (File No. 333-55719) filed with the Commission on June 1, 1998.
** Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-8 (File No. 333-44198) filed with the Commission on August 21, 2000.

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